CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the U.S. Global Investors Funds and to the use of our report dated February 26, 2021 on the financial statements and financial highlights of U.S Government Securities Ultra-Short Bond Fund, Near-Term Tax Free Fund, Global Luxury Goods Fund (formerly, Holmes Macro Trends Fund), Global Resources Fund, Wold Precious Minerals Fund, Gold and Precious Metals Fund, Emerging Europe Fund, and China Region Fund, each a series of shares of beneficial interest in U.S. Global Investors Funds. Such financial statements and financial highlights appear in the December 31, 2020 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 26, 2021